Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

I.D. SYSTEMS, INC.

(Under Section 242 of the Delaware General Corporation Law)

The undersigned, being the President and Chief Executive Officer of I.D. Systems, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.          The name of the Corporation is I.D. Systems, Inc.

2.          The Corporation’s certificate of incorporation (the “Certificate of Incorporation”) was initially filed with the Secretary of State of the State of Delaware on August 24, 1993, which was amended and restated pursuant to the Amended and Restated Certificate of Incorporation on June 24, 1999, and further amended on June 9, 2006.

3.          The Certificate of Incorporation is hereby amended by adding the following language immediately after Article Twelfth thereof:

“THIRTEENTH: The Corporation hereby confers the power to adopt, amend or repeal the bylaws of the Corporation upon the directors of the Corporation. Notwithstanding the foregoing, such power shall not divest or limit the power of the stockholders of the Corporation to adopt, amend or repeal the bylaws of the Corporation.”

4.          This amendment to the Certificate of Incorporation set forth above was duly adopted by the board of directors and the stockholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, the undersigned, being a duly elected officer of the Corporation, has executed this Certificate of Amendment and affirms the statements herein contained on this 23rd day of June, 2015.

I.D. SYSTEMS, INC.

By:	/s/ Kenneth S. Ehrman
Kenneth S. Ehrman
President and Chief Executive Officer